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                                                                     EXHIBIT 99

                                                                Press Release

FOR IMMEDIATE RELEASE

             IMS ANNOUNCES NET SALES AND EARNINGS FOR THE SECOND QUARTER
                          WILL BE BELOW ANALYSTS' CONSENSUS


    Beaverton, OR - July 2, 1997 - Integrated Measurement Systems, Inc.
(NASDAQ: IMSC) announced today that it expects the second quarter results will be below analysts' consensus expectations.

    The Company now expects net sales, for the second quarter, to be approximately 25% below analysts' consensus estimates of $14.5 million. As a result, earnings per share will be approximately 45% below analysts' consensus estimates of $0.26 for the second quarter.

    "WE ARE DISAPPOINTED BY THESE RESULTS," SAID KEITH BARNES, PRESIDENT AND CEO. "THEY ARE A DIRECT CONSEQUENCE OF AN END-OF-QUARTER SLIPPAGE OF A FEW ORDERS." MR. BARNES EMPHASIZED, HOWEVER, "THE COMPANY'S STRATEGY, POSITIONING, PRODUCT OFFERINGS, AND THE LONG-TERM PROSPECT FOR THE BUSINESS REMAIN STRONG."

    SAR RAMADAN, CHIEF FINANCIAL OFFICER ADDED, "THIS REVENUE SHORTFALL IS CONFINED TO THE SYSTEMS BUSINESS. THE VIRTUAL TEST DIVISION IS EXPECTED TO YIELD STRONG RESULTS, AND THE SERVICES BUSINESS IS ANTICIPATED TO MEET EXPECTATIONS. THE COMPANY'S EXPENSES REMAIN UNDER CONTROL, GROSS MARGIN % WILL BE STRONG, AND THE COMPANY'S BALANCE SHEET CONTINUES TO BE IN EXCELLENT SHAPE."

    IMS designs, manufactures, markets and services a family of versatile, high performance engineering Test Stations used to verify and characterize complex electronic device. In addition, the Company develops, markets and supports a line of Virtual Test Software that permits design and test engineers to automate test program development and to conduct simulated tests of electronic device designs prior to the fabrication of the prototype of the actual device.

    IMS products enable its customers to shorten time-to-market, enhance accuracy of design, reduce both the time required to test and the cost of testing the customers' devices and provide reliable and prompt feedback to both design and test engineers.